Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

National Energy Services Reunited Corp.

We have issued our reports dated March 28, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of National Energy Services Reunited Corp. on Form 20-F for the year ended December 31, 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton Audit and Accounting Limited (Dubai Branch)

Dubai, United Arab Emirates

May 30, 2025